Exhibit 99.1

Press Release
January 24, 2011	7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports 2010 Sales of $6.3 Billion and Net Income of $141 Million

FORT WAYNE, INDIANA, January 24, 2011 — Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced fourth quarter net income of $8 million, or $0.04 per diluted share, on net sales of $1.5 billion.  Excluding impairment charges for the quarter, adjusted earnings per diluted share were $0.07.  Comparatively, fourth quarter 2009 net income was $27 million, or $0.12 per diluted share, on net sales of $1.2 billion and third quarter 2010 net income was $19 million, or $0.09 per diluted share, on net sales of $1.6 billion.  Full-year 2010 net income was $141 million, or $0.64 per diluted share, on net sales of $6.3 billion, in comparison to a net loss of $8 million, or $0.04 per diluted share, on net sales of $4.0 billion for 2009.

Fourth quarter earnings were reduced by a non-cash asset impairment charge of $13 million related to the company’s fabrication operations, or approximately $0.03 per diluted share. After making the previously announced acquisition of additional fabrication assets during the fourth quarter and determining the future use of existing fabrication facilities, the company determined that the carrying value of certain fixed assets at its idled South Carolina fabrication facility exceeded their fair value, necessitating an impairment charge.

“Our fourth quarter results, prior to the impairment charge, were within our December guidance range of $0.05 to $0.10 per diluted share,” said Keith Busse, Chairman and Chief Executive Officer. “The quarter ended on a much more positive note than it began, as our industry experienced generally increased demand resulting in sharply increased order entry and pricing for our operations.  Early in the quarter our flat-rolled operations suffered from low volume and pricing; however, beginning in early November order entry increased, and was quickly followed by significant price increases related, in part, to increased scrap costs.  Our long products operations also showed improvement in volume and pricing mid-quarter. During the fourth quarter, our steel operations achieved an operating income of $91 million, a 4 percent increase over third quarter results.

“Our ferrous metals recycling operations experienced higher margins as pricing increased, which more than offset lower volume during the quarter, resulting in improved sequential quarterly ferrous operating results.  However, non-ferrous margins declined along with volume, most notably impacted by unrealized hedging losses associated with our copper inventories, causing weaker fourth quarter performance. This weaker performance in non-ferrous more than offset ferrous gains, resulting in operating income of $9 million for OmniSource in the fourth quarter, as compared to $22 million achieved in the third quarter,” Busse said.

Fourth quarter steel shipments were 1.3 million tons, 13 percent higher than the fourth quarter of 2009, but flat compared to the third quarter of 2010. The average external steel selling price for the fourth quarter decreased $29 per ton to $753 from the third quarter average of $782, and increased $67 per ton from the fourth quarter 2009 average of $686. The fourth quarter’s average ferrous scrap cost per ton charged was unchanged from the third quarter.

Annual 2010 steel shipments were 5.3 million tons, with an average external selling price of $774 per ton, in comparison to 2009 shipments of 4.0 million tons, with an average selling price of $662 per ton.  In comparison to 2009, SDI’s average ferrous scrap cost per ton charged in 2010 increased $107 per ton.

OmniSource ferrous shipments in the fourth quarter were 1.2 million gross tons, 9 percent lower than the third quarter of 2010, but 15 percent higher than the fourth quarter of 2009. OmniSouce provided 45 percent of the ferrous scrap purchased by SDI’s steel mills during the fourth quarter. Fourth quarter non-ferrous shipments were 230 million pounds, 10 percent lower than the third quarter of 2010, but 13 percent higher than the fourth quarter of 2009.

Annual 2010 OmniSource ferrous shipments were 5.2 million gross tons, 43 percent higher than shipments of 3.6 million gross tons in 2009.  OmniSource provided 47 percent of ferrous scrap purchased by SDI’s steel mills during 2010.  Non-ferrous shipments were 961 million pounds, 23 percent higher than shipments of 780 million pounds in 2009.

The company’s iron-nugget start-up facility in Minnesota, Mesabi Nugget, took a maintenance outage to replace refractory in the rotary hearth furnace during November, but shortly after the furnace reheat, the need for other equipment modifications arose.  These changes have been made and operations resumed last week.  Mesabi Nugget start-up losses negatively impacted the company’s fourth quarter pre-tax earnings by $13 million, or after-tax approximately $0.04 per diluted share, and reduced annual results by $42 million, or approximately $0.11 per diluted share.

“Although 2010 iron nugget production fell short of our initial estimates, we are pleased with the superior quality of the nugget being produced.” Busse said. “We are gaining valuable development experience in refining the commercial-scale production process.  Through iron supplied from Mesabi Nugget and Iron Dynamics, our steel operations were able to avoid high-priced foreign pig iron markets during the year.  As 2011 progresses, we remain very optimistic concerning Mesabi’s continued production ramp-up.

“Looking back to the year 2010, we are very pleased that our revenues and shipping volumes rebounded strongly and are proud to report our return to annual profitability,” Busse said. “Focusing on meeting customer expectations, our employees across the company turned in a very strong operational performance last year. Their efforts combined with SDI’s adaptive operations and diversified product offerings allowed us to gain market share in several key areas in 2010.

“Looking ahead to 2011, the outlook for the new year is favorable. With the expected slow but continual improvement in the U.S. economy, we could see increased volumes compared to 2010 for both our steel and metals recycling operations. Our current expectation is that steel consumption should grow in 2011 in the automotive, transportation, energy, industrial, and the agricultural and construction equipment sectors. Residential and non-residential construction activity is likely now at its bottom; thus, we expect to see continued soft to very moderate near-term growth in demand in this sector. These trends support an improved operating environment for all of our segments, but it is difficult to offer a view of the entire year.  Given our current activity, we anticipate substantially improved first quarter 2011 earnings for all of our segments compared to fourth quarter results.  We will provide quantitative guidance for the first quarter later in March,” Busse concluded.

Fourth Quarter and Full-Year 2010 Operating Segment Information

The following highlights operating results for the fourth quarter and full year 2010 for each of SDI’s three primary operating segments. References to segment operating income and operating income per ton in the following paragraphs exclude profit-sharing costs and amortization related intangible assets.

Steel Operations. This segment includes five electric-arc-furnace (EAF) steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, special-bar-quality steel, rail, and specialty shapes.  Steel operations represented 60 percent and 61 percent of the company’s fourth quarter and annual 2010 external net sales, respectively.

Fourth quarter 2010 net sales for steel operations were $979 million on shipments of 1.3 million tons, compared to $790 million on shipments of 1.2 million tons during the same period in 2009 (including intra-company sales and shipments).  The Structural and Rail Division increased annual 2010 shipments of rail to 55,000 tons, of which over 22,000 tons were shipped in the fourth quarter.  The average external steel selling price for the fourth quarter increased $67 per ton from the fourth quarter 2009 average of $686. The fourth quarter’s average ferrous scrap cost per ton charged was $81 per ton higher than the fourth quarter of 2009.  Fourth quarter operating income for the steel segment was $91 million, or $70 per ton shipped, compared to $88 million, or $68 per ton in the third quarter and $108 million, or $93 per ton in the fourth quarter of 2009.

Steel operations annual 2010 net sales were $4.0 billion on shipments of 5.3 million tons, compared to $2.6 billion on shipments of 4.0 million tons during 2009 (including intra-company sales and shipments).  The annual 2010 average external selling price per ton was $774, an increase of $112 from 2009. The average scrap cost per ton in 2010 increased $107 from 2009.  Annual 2010 operating income was $451 million, or $86 per ton shipped, compared to $208 million, or $52 per ton shipped in 2009.

Metals Recycling and Ferrous Resources. This segment includes OmniSource Corporation (collecting, processing, and trading of ferrous and non-ferrous metals), Iron Dynamics (a scrap-substitute operation that produces pig iron for use by the Flat Roll Division), the company’s 81%-owned Mesabi Nugget facility (which produces iron nuggets for mini-mill steelmaking), and expenses related to Mesabi Mining (a wholly owned iron mining unit that is awaiting approval of mining permits prior to commencement of operations).  The segment represented 35 percent of both the company’s fourth quarter and annual 2010 external net sales.

Fourth quarter net sales and operating losses for the segment were $770 million and $4 million, respectively, as compared to $522 million and $3 million, respectively, for the fourth quarter of 2009 (including intra-company sales).  Annual net sales and operating income for the segment were $3.2 billion and $53 million, respectively, as compared to $1.7 billion and $35 million, respectively, for 2009 (including intra-company sales).

OmniSource fourth quarter 2010 ferrous shipments were 1.2 million tons and non-ferrous shipments were 230 million pounds, compared to ferrous shipments of 1.1 million tons and non-ferrous shipments of 203 million pounds for the same period of 2009 (including intra-company shipments).  Forty-two percent of OmniSource’s ferrous scrap shipments were to SDI’s steel mills, for both the fourth quarter and the full year 2010.  During the fourth quarter, OmniSource supplied 522,000 tons of ferrous scrap to SDI’s steel operations, or approximately 45 percent of the tonnage of ferrous scrap purchased by the mills.  Fourth quarter operating income for OmniSource was $9 million, compared to $4 million in the fourth quarter of 2009.

OmniSource annual 2010 ferrous shipments were 5.2 billion tons and non-ferrous shipments were 961 million pounds, compared to ferrous shipments of 3.6 billion tons and non-ferrous shipments of 780 million pounds during 2009 (including intra-company shipments).  During 2010, OmniSource supplied 2.2 million tons of ferrous scrap to SDI’s steel operations, or approximately 47 percent of the tonnage of ferrous scrap purchased by the mills.  Annual 2010 operating income for OmniSource was $99 million, compared to $57 million in 2009.

Steel Fabrication Operations. Steel fabrication operations includes New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings. Fabrication operations represented 4 percent and 3 percent of the company’s fourth quarter and annual 2010 external net sales, respectively.

Fourth quarter 2010 net sales were $57 million with operating losses of $500,000, excluding the impairment charge of $13 million.  Comparatively, fourth quarter 2009 net sales were $27 million with operating losses of $6 million.  Fourth quarter shipments were 50,000 tons, 5 percent higher than the third quarter of 2010 and 65 percent higher than the fourth quarter of 2009 shipments of 30,000 tons.

Annual 2010 net sales were $177 million on shipments of 164,000 tons, compared to net sales of $158 million on shipments of 145,000 tons for 2009.  Annual 2010 operating losses were $12 million (excluding the $13 million impairment charge), compared to operating losses of $6 million for 2009.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and scrap metal markets, Steel Dynamics’ revenues, costs, future earnings, and the operation of new or existing facilities or technologies.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  the effects of a prolonged or deepening recession on industrial demand; conditions in such steel consuming sectors as the  automotive, consumer appliance or construction industries; the impact of domestic or foreign import price competition;  difficulties in integrating or in realizing anticipated values from acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or scrap substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Forward-looking or predictive statements we make are based upon information and assumptions concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as matters beyond our control which can affect forward-looking statements, we caution you that these statements speak only as of the date hereof.

Conference Call and Webcast

On Monday, January 24, 2011, at 11:00 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss fourth quarter and 2010 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:   www.steeldynamics.com

Dial-in information is available on our Web site.  An audio replay of the Webcast and a downloadable podcast will be available from the SDI Web site.  No telephone replay will be available.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2010	2009	2010	2009	2010
	(unaudited)	(unaudited)	(unaudited)		(unaudited)

Net sales	$1,528,134	$1,179,802	$6,300,887	$3,958,806	$1,584,164
Costs of goods sold	1,394,466	1,025,629	5,625,221	3,559,730	1,444,632
Gross profit	133,668	154,173	675,666	399,076	139,532

Selling, general and administrative expenses	59,250	61,002	227,046	223,013	54,679
Profit sharing	3,643	2,570	25,476	2,980	4,562
Amortization of intangibles	11,149	12,199	45,586	53,552	11,291
Impairment charges	12,805	—	12,805	—	—
Operating income	46,821	78,402	364,753	119,531	69,000

Interest expense, net of capitalized interest	44,980	33,546	170,229	141,360	44,286
Other income, net	(6,118)	(1,463)	(18,935)	(3,592)	(6,215)
Income (loss) before income taxes	7,959	46,319	213,459	(18,237)	30,929

Income taxes (benefit)	3,901	19,773	83,860	(7,218)	15,574
Net income (loss)	4,058	26,546	129,599	(11,019)	15,355
Net loss (income) attributable to noncontrolling interests	3,734	(105)	11,110	(2,835)	3,386

Net income (loss) attributable to Steel Dynamics, Inc.	$7,792	$26,651	$140,709	$(8,184)	$18,741
Basic earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders	$.04	$.12	$.65	$(.04)	$.09

Weighted average common shares outstanding	217,239	215,749	216,760	200,704	216,881

Diluted earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive (Note 1)	$.04	$.12	$.64	$(.04)	$.09

Weighted average common shares and equivalents outstanding (Note 1)	218,686	234,194	234,717	200,704	234,543

Dividends declared per share	$.075	$.075	$.30	$.325	$.075

(Note 1)     Excludes the impact of the 4% convertible subordinated notes from net income (numerator) and share equivalents outstanding (denominator) for the three months ended December 31, 2010 and year ended December 31, 2009, as the impact to diluted earnings per share is anti-dilutive. There was no dilutive impact of stock options for the year ended December 31, 2009.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Year Ended		First	Second	Third
	December 31,		December 31,		Quarter	Quarter	Quarter
	2010	2009	2010	2009	2010	2010	2010
Steel Operations*

Shipments (net tons)
Flat Roll Division	649,019	645,679	2,642,681	2,060,874	749,258	622,861	621,543
Structural and Rail Division	158,683	116,695	630,224	477,116	155,349	159,252	156,940
Engineered Bar Products Division	161,220	88,524	568,360	303,616	125,059	128,802	153,279
Roanoke Bar Division	140,866	93,212	504,613	356,829	109,186	109,393	145,168
Steel of West Virginia	61,727	47,118	234,462	202,740	53,405	52,720	66,610
The Techs	146,149	178,580	715,512	644,612	210,545	191,960	166,858
Combined	1,317,664	1,169,808	5,295,852	4,045,787	1,402,802	1,264,988	1,310,398
Intra-segment	(19,686)	(7,431)	(69,705)	(55,013)	(11,087)	(21,259)	(17,673)
	1,297,978	1,162,377	5,226,147	3,990,774	1,391,715	1,243,729	1,292,725
Intra-company	(74,355)	(60,236)	(276,014)	(196,652)	(70,866)	(65,607)	(65,186)
External	1,223,623	1,102,141	4,950,133	3,794,122	1,320,849	1,178,122	1,227,539
Production, excluding The Techs (net tons)	1,189,012	996,834	4,695,137	3,547,201	1,191,138	1,147,403	1,167,584

Net sales
Combined	$978,707	$789,960	$4,040,649	$2,633,778	$1,018,548	$1,032,478	$1,010,916
Intra-segment	(11,879)	(3,995)	(41,010)	(26,809)	(6,052)	(12,549)	(10,530)
	966,828	785,965	3,999,639	2,606,969	1,012,496	1,019,929	1,000,386
Intra-company	(45,773)	(29,887)	(169,709)	(95,866)	(39,929)	(43,292)	(40,715)
External	$921,055	$756,078	$3,829,930	$2,511,103	$972,567	$976,637	$959,671

Operating income before amortization of intangibles	$91,389	$107,757	$451,015	$208,467	$137,669	$134,077	$87,880
Amortization of intangibles	(2,679)	(2,931)	(11,220)	(12,242)	(2,931)	(2,931)	(2,679)
Operating income	$88,710	$104,826	$439,795	$196,225	$134,738	$131,146	$85,201

Metals Recycling and Ferrous Resources**

OmniSource
Ferrous metals shipments (gross tons)
Combined	1,237,677	1,074,060	5,179,812	3,631,102	1,230,075	1,350,364	1,361,696
Intra-company	(522,267)	(449,230)	(2,161,145)	(1,434,602)	(519,306)	(563,350)	(556,222)
External	715,410	624,830	3,018,667	2,196,500	710,769	787,014	805,474

Non-ferrous metals shipments (thousands of pounds)
Combined	229,881	202,838	961,288	780,084	238,245	236,648	256,514
Intra-company	(2,962)	—	(8,886)	—	(2,194)	(1,946)	(1,784)
External	226,919	202,838	952,402	780,084	236,051	234,702	254,730

Mesabi Nugget shipments (metric tons)	18,275	—	67,485	—	7,179	17,478	24,553

Iron Dynamics shipments (metric tons)
Liquid pig iron	46,881	36,289	177,548	163,862	46,428	39,193	45,046
Hot briquetted iron	6,862	12,825	45,365	36,689	11,372	15,357	11,774
Other	1,118	675	2,632	1,346	698	568	248
Intra-company	54,861	49,789	225,545	201,897	58,498	55,118	57,068

Net sales
Combined	$769,682	$521,554	$3,179,032	$1,682,133	$756,303	$848,367	$804,680
Intra-company	(235,153)	(143,386)	(963,644)	(441,979)	(224,240)	(258,442)	(245,809)
External	$534,529	$378,168	$2,215,388	$1,240,154	$532,063	$589,925	$558,871

Operating income (loss) before amortization of intangibles	$(4,363)	$(2,545)	$52,693	$35,218	$32,436	$15,241	$9,379
Amortization of intangibles	(8,101)	(8,865)	(33,007)	(39,927)	(8,302)	(8,302)	(8,302)
Operating income (loss)	$(12,464)	$(11,410)	$19,686	$(4,709)	$24,134	$6,939	$1,077

Steel Fabrication***

Shipments (net tons)
Combined	49,551	30,066	164,431	145,259	25,678	41,894	47,308
Intra-company	(205)	(200)	(826)	(882)	(19)	(3)	(599)
External	49,346	29,866	163,605	144,377	25,659	41,891	46,709

Net sales
Combined	$57,193	$27,245	$177,378	$158,008	$23,998	$42,267	$53,920
Intra-company	(87)	(311)	(323)	(1,509)	(37)	(1)	(198)
External	$57,106	$26,934	$177,055	$156,499	$23,961	$42,266	$53,722

Operating income (loss) before amortization of intangibles	$(13,269)	$(6,173)	$(25,014)	$(6,098)	$(6,549)	$(4,702)	$(494)
Amortization of intangibles	—	(31)	(42)	(258)	(31)	(11)	—
Operating income (loss)	$(13,269)	$(6,204)	$(25,056)	$(6,356)	$(6,580)	$(4,713)	$(494)

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**	Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Mesabi Nugget (all shipments, which began in 2010, have been internal).
***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets
Cash and equivalents	$186,513	$9,008
Accounts receivable, net	622,189	426,592
Inventories	1,114,063	852,831
Deferred income taxes	20,684	21,492
Income taxes receivable	37,311	137,024
Other current assets	19,243	9,856
Total current assets	2,000,003	1,456,803

Property, plant and equipment, net	2,213,333	2,254,050

Restricted cash	23,132	12,595

Intangible assets, net	489,240	533,510

Goodwill	751,675	758,259

Other assets	112,551	114,655
Total assets	$5,589,934	$5,129,872

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$348,601	$262,285
Income taxes payable	5,227	5,664
Accrued expenses	175,041	156,570
Accrued profit sharing	23,524	2,860
Senior secured revolving credit facility, due 2012	—	167,000
Current maturities of long-term debt	8,924	1,182
Total current liabilities	561,317	595,561

Long-term debt
7 3/8% senior notes, due 2012	700,000	700,000
5.125% convertible senior notes, due 2014	287,500	287,500
6 3/4% senior notes, due 2015	500,000	500,000
7 3/4% senior notes, due 2016	500,000	500,000
7 5/8% senior notes, due 2020	350,000	—
Other long-term debt	40,397	67,072
Total long-term debt	2,377,897	2,054,572

Deferred income taxes	457,432	416,468

Other liabilities	62,159	60,006

Commitments and contingencies

Stockholders’ equity
Common stock	633	629
Treasury stock, at cost	(727,624)	(730,857)
Additional paid-in capital	998,728	972,985
Retained earnings	1,821,133	1,745,511
Total Steel Dynamics, Inc. stockholders’ equity	2,092,870	1,988,268
Noncontrolling interests	38,259	14,997
Total stockholders’ equity	2,131,129	2,003,265
Total liabilities and stockholders’ equity	$5,589,934	$5,129,872

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)

Operating activities:
Net income (loss)	$4,058	$26,546	$129,599	$(11,019)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	55,750	54,783	224,698	221,426
Impairment charges	12,805	—	12,805	—
Equity-based compensation	4,964	2,810	14,688	17,589
Deferred income taxes	24,477	70,763	46,097	92,596
Changes in certain assets and liabilities:
Accounts receivable	31,981	53,805	(196,556)	72,159
Inventories	(105,754)	(17,148)	(261,110)	175,183
Accounts payable	(11,895)	(91,623)	71,169	(8,860)
Income taxes receivable/payable	(7,102)	584	99,276	1,611
Other working capital	(21,490)	(78,007)	28,641	(115,129)
Net cash provided by (used in) operating activities	(12,206)	22,513	169,307	445,556

Investing activities:
Purchases of property, plant and equipment	(37,526)	(86,886)	(133,394)	(330,052)
Investment in direct financing lease	—	—	—	(27,967)
Other investing activities	(18,101)	(2,556)	(15,684)	(15,926)
Net cash used in investing activities	(55,627)	(89,442)	(149,078)	(373,945)

Financing activities:
Issuance of current and long-term debt	—	319,105	556,553	1,268,435
Repayment of current and long-term debt	(6,438)	(238,891)	(346,963)	(1,690,557)
Debt issuance costs	—	—	(6,707)	(13,972)
Issuance of common stock (net of expenses) and proceeds from exercise of stock options, including related tax effect	6,010	3,796	14,014	420,930
Contribution from noncontrolling investors	932	—	5,348	5,000
Dividends paid	(16,276)	(16,167)	(64,969)	(68,672)
Net cash provided by (used in) financing activities	(15,772)	67,843	157,276	(78,836)

Increase (decrease) in cash and equivalents	(83,605)	914	177,505	(7,225)
Cash and equivalents at beginning of period	270,118	8,094	9,008	16,233

Cash and equivalents at end of period	$186,513	$9,008	$186,513	$9,008

Supplemental disclosure information:
Cash paid for interest	$71,604	$72,881	$162,382	$156,163
Cash paid (received) for federal and state income taxes, net	$(11,278)	$(5,851)	$(66,297)	$(59,397)